Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-213348
September 21, 2016

Gridsum Holding Inc.

        Gridsum Holding Inc., or our company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents our company has filed with the SEC for more complete information about our company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents our company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we or any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it, by calling Goldman, Sachs & Co. at +1-212-902-1171 and Citigroup Global Markets Inc. at +1-800-285-3000. You may also access our company's most recent preliminary prospectus dated September 21, 2016, which is included in Amendment No. 2 to our company's registration statement on Form F-1, as filed on September 21, 2016, or Amendment No. 2, by visiting EDGAR on the SEC website at https://www.sec.gov/Archives/edgar/data/1647338/000104746916015603/a2229621zf-1a.htm.

        The following information supplements and updates the information contained in our company's preliminary prospectus included in Amendment No. 2, or the preliminary prospectus. This free writing prospectus reflects the following amendments that were made to the preliminary prospectus. All references to page numbers are to page numbers in the preliminary prospectus.

        All previous mentions of "We have applied to list the ADSs on the NASDAQ Global Market" or words with similar effect on the cover page, page 33, page 39, page 153, page 158, page 161 and page 164 have been replaced with "Our ADSs have been approved for listing on the NASDAQ Global Select Market" or words with similar effect.

The following paragraph has been added after the eighth paragraph on the front cover.

        Our existing shareholder PA Venture Opportunity VII Limited has indicated to us its interest in purchasing up to US$10.0 million worth of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Our existing shareholders, Moon Capital Master Fund Ltd. and Moon Capital Partners Master Fund Ltd., have indicated to us their interest in purchasing up to an aggregate of 652,174 ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Our existing shareholder Quantum Strategic Partners Ltd. has indicated to us its interest in purchasing up to 10% of the ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to these existing shareholders. The number of ADSs available for sale to the general public will be reduced to the extent that these existing shareholders purchase our ADSs.

The following paragraph has been added to the top on page 7.

Potential subscription by existing shareholders	Our existing shareholder PA Venture Opportunity VII Limited has indicated to us its interest in purchasing up to US$10.0 million worth of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Our existing shareholders, Moon Capital Master Fund Ltd. and Moon Capital Partners Master Fund Ltd., have indicated to us their interest in purchasing up to an aggregate of 652,174 ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Our existing shareholder Quantum Strategic Partners Ltd. has indicated to us its interest in purchasing up to 10% of the ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to these existing shareholders. The number of ADSs available for sale to the general public will be reduced to the extent that these existing shareholders purchase our ADSs. The ADSs sold to our existing shareholders will not be subject to the 180-day lock-up restrictions as described in "Shares Eligible for Future Sale—Lock-Up Agreements" in our preliminary prospectus.

The following sentence has been added as the third bullet point under "Except as otherwise indicated, all information in this prospectus assumes" on page 8.

  •
  no purchase of ADSs offered in this offering by our existing shareholders; and

The following paragraph has been added to immediately precede the first full paragraph on page 128.

        Our existing shareholder PA Venture Opportunity VII Limited has indicated to us its interest in purchasing up to US$10.0 million worth of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Our existing shareholders, Moon Capital Master Fund Ltd. and Moon Capital Partners Master Fund Ltd., have indicated to us their interest in purchasing up to an aggregate of 652,174 ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Our existing shareholder Quantum Strategic Partners Ltd. has indicated to us its interest in purchasing up to 10% of the ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to these existing shareholders. Accordingly, the figures in the table above do not reflect the possible purchase of ADSs in the offering by these existing shareholders. The number of ADSs available for sale to the general public will be reduced to the extent that these existing shareholders purchase our ADSs. The ADSs sold to our existing shareholders will not be subject to the 180-day lock-up restrictions as described in "Shares Eligible for Future Sale—Lock-Up Agreements" in our preliminary prospectus.

The following paragraph has been added to immediately precede the heading "Listing" on page 164.

Potential Subscription by Existing Shareholders

        Our existing shareholder PA Venture Opportunity VII Limited has indicated to us its interest in purchasing up to US$10.0 million worth of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Our existing shareholders, Moon Capital Master Fund Ltd. and Moon Capital Partners Master Fund Ltd., have indicated to us their interest in purchasing up to an aggregate of 652,174 ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Our existing shareholder Quantum Strategic Partners Ltd. has indicated to us its interest in purchasing up to 10% of the ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to these existing shareholders. The number of ADSs available for sale to the general public will be reduced to the extent that these existing shareholders purchase our ADSs. The ADSs sold to our existing shareholders will not be subject to the 180-day lock-up restrictions as described in "Shares Eligible for Future Sale—Lock-Up Agreements" in our preliminary prospectus.